EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces First Quarter 2014 Financial Results

Again Delivers Strong Global Sales, Store and EPS Growth

ANN ARBOR, Michigan, May 1, 2014: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the first quarter of 2014, comprised of strong growth in same store sales and global store counts which resulted in solid EPS growth. Domestic same store sales grew 4.9% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results with same store sales growth of 7.4% during the quarter, marking the 81st consecutive quarter of international same store sales growth. The Company had global net store growth of 102 stores in the first quarter of 2014.

Diluted EPS was 71 cents for the quarter. On an as adjusted basis, diluted EPS was 68 cents, a 15.3% increase over the first quarter of 2013. During the quarter, the Company also repurchased and retired 221,481 shares of its common stock for $15.1 million. Additionally, on April 29, 2014, the Board of Directors declared a 25 cent per share quarterly dividend for shareholders of record as of June 13, 2014 to be paid on June 30, 2014.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “We’re off to a great start to the year. Our international division, once again, posted stellar results – reinforcing what a growth engine they are for us. We’re thriving in the U.S., too, with sales and store growth, and innovations in both technology and food. Franchisees have reported strong profits. Our shareholders benefitted from both dividends and share repurchases. We’re driving results.”

First Quarter Highlights:

(dollars in millions, except per share data)	First Quarter of 2014	First Quarter of 2013
Net income	$40.5	$34.4
Weighted average diluted shares	57,372,471	58,224,408
Diluted earnings per share, as reported	$0.71	$0.59
Items affecting comparability*	(0.02)	—

Diluted earnings per share, as adjusted*	$0.68	$0.59

*	Refer to the Items Affecting Comparability section on page three for additional details. Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

•	Revenues were up 8.7% for the first quarter versus the prior year period, due primarily to higher supply chain revenues from higher commodity prices and increased volumes, higher international revenues resulting from both same store sales and store count growth, and increased domestic franchise and Company-owned store revenues.

•	Net Income was up 17.6% for the first quarter versus the prior year period, driven by domestic and international same store sales growth, global store count growth and a lower effective tax rate, offset in part by the negative impact of foreign currency exchange rates.

•	Diluted EPS was 71 cents for the first quarter versus 59 cents in the prior year quarter. On an as-adjusted basis, diluted EPS was 68 cents for the quarter, which represents an increase of nine cents or 15.3% versus the diluted EPS of 59 cents in the prior year quarter. This increase was due to higher net income and lower weighted average diluted shares outstanding. (See the Items Affecting Comparability section on page three and the Comments on Regulation G section on page four.)

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Domino’s Pizza: Q1 2014 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	First Quarter of 2014	First Quarter of 2013
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+1.5%	+5.0%
Domestic franchise stores	+5.2%	+6.3%

Domestic stores	+4.9%	+6.2%

International stores (excluding foreign currency impact)	+7.4%	+6.5%

Global retail sales growth: (versus prior year period)
Domestic stores	+6.3%	+6.9%
International stores	+11.7%	+11.9%

Total	+9.1%	+9.4%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+6.3%	+6.9%
International stores	+15.9%	+14.1%

Total	+11.3%	+10.5%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at December 29, 2013	390	4,596	4,986	5,900	10,886
Openings	—	14	14	109	123
Closings	—	(9)	(9)	(12)	(21)
Transfers	(14)	14	—	—	—

Store count at March 23, 2014	376	4,615	4,991	5,997	10,988

First quarter 2014 net change	(14)	19	5	97	102

Trailing four quarters net change	(12)	80	68	590	658

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its first quarter 2014 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 34199037. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the first quarter of 2014, the Company repurchased and retired 221,481 shares of its common stock under its open market share repurchase program for approximately $15.1 million, or an average price of $68.32 per share. Subsequent to the first quarter of 2014 and through April 24, 2014, the Company repurchased and retired 153,812 shares of its common stock for approximately $11.4 million, or an average of $74.40 per share. As of April 24, 2014, the Company had approximately $188.6 million remaining under the program.

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Domino’s Pizza: Q1 2014 Earnings Release, Page Three

Dividends

On April 29, 2014, the Board of Directors declared a 25 cent per share quarterly dividend for shareholders of record as of June 13, 2014, to be paid on June 30, 2014.

Items Affecting Comparability

The Company’s reported financial results for the first quarter of 2014 are not comparable to the reported financial results for the equivalent period in 2013. The table below presents certain items that affect comparability between 2014 and 2013 financial results. The Company believes that including such information is critical to the understanding of its financial results for the first quarter of 2014 as compared to the same period in 2013 (See the Comments on Regulation G section on page four for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding that resulted in an increase in diluted EPS of one cent in the first quarter of 2014.

	First Quarter
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact
2014 items affecting comparability:
Gain on the sale of Company-owned stores (1)	$1,652	$1,033	$0.02
Deferred tax asset valuation allowance reversal (2)	—	329	0.01

Total of 2014 items*	$1,652	$1,362	$0.02

*	Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

(1)	Represents the gain recognized on the sale of 14 Company-owned stores to a franchisee. The gain is net of a reduction in goodwill of approximately $0.5 million.
(2)	As a result of the capital gain recognized in connection with the sale of Company-owned stores, the Company was able to utilize a portion of a previously unrecognized benefit of a capital loss carry forward.

Liquidity

As of March 23, 2014, the Company had approximately:

•	$38.4 million of unrestricted cash and cash equivalents;

•	$1.53 billion in total debt; and

•	$57.7 million of available borrowings under its $100.0 million variable funding notes, net of letters of credit issued of $42.3 million. The Company has collateralized these letters of credit with restricted cash, and has the ability to access this cash with minimal notice.

The Company’s cash borrowing rate averaged 5.3% in both the first quarter of 2014 and the first quarter of 2013. Additionally, the Company invested $6.6 million in capital expenditures during the first quarter of 2014, versus $5.1 million in the first quarter of 2013.

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $29.6 million in the first quarter of 2014.

(in thousands)	First Quarter of 2014
Net cash provided by operating activities	$36,204
Capital expenditures	(6,561)

Free cash flow	$29,643

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Domino’s Pizza: Q1 2014 Earnings Release, Page Four

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

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Domino’s Pizza: Q1 2014 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with its global enterprise of more than 10,900 stores in over 70 international markets. Domino’s had global retail sales of over $8.0 billion in 2013, comprised of nearly $3.8 billion in the U.S. and over $4.2 billion internationally. In the first quarter of 2014, Domino’s had global retail sales of over $2.0 billion, comprised of $0.9 billion in the U.S. and $1.1 billion internationally. Its system is made up of franchise owner-operators who accounted for over 96% of the Domino’s Pizza stores as of the first quarter of 2014. The emphasis on technology innovation helped Domino’s generate approximately 40% of sales from its digital channels in 2013, as well as reach an estimated $3 billion annually in global digital sales. Domino’s recently launched its ordering app for iPad®, adding to an existing ordering app lineup that covers nearly 95% of the smartphone market. Continuing its focus on menu enhancement, Domino’s launched Specialty Chicken in April 2014.

Order - www.dominos.com

Mobile - http://mobile.dominos.com

Info - www.dominosbiz.com

Twitter - http://twitter.com/dominos

Facebook - http://www.facebook.com/dominos

YouTube - http://www.youtube.com/dominos

For all future earnings releases and other significant webcasts and announcements we plan to continue our practice of publishing press releases. However, for regular investor conferences with no updates from management, we will no longer be sending out a press release to notify the public of the webcast. Instead, please visit our Investor Relations website at www.dominosbiz.com to view a schedule of upcoming conference webcasts.

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Domino’s Pizza: Q1 2014 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza: Q1 2014 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	March 23, 2014	% of Total Revenues	March 24, 2013	% of Total Revenues
Revenues:
Domestic Company-owned stores	$82,457		$81,094
Domestic franchise	53,421		51,318
Domestic supply chain	257,527		231,531
International	60,447		53,674

Total revenues	453,852	100.0%	417,617	100.0%

Cost of sales:
Domestic Company-owned stores	62,791		61,269
Domestic supply chain	230,367		205,412
International	23,652		21,130

Total cost of sales	316,810	69.8%	287,811	68.9%

Operating margin	137,042	30.2%	129,806	31.1%
General and administrative	52,867	11.6%	54,281	13.0%

Income from operations	84,175	18.6%	75,525	18.1%
Interest expense, net	(20,295)	(4.5)%	(20,903)	(5.0)%

Income before provision for income taxes	63,880	14.1%	54,622	13.1%
Provision for income taxes	23,406	5.2%	20,202	4.9%

Net income	$40,474	8.9%	$34,420	8.2%

Earnings per share:
Common stock – diluted	$0.71		$0.59
Dividends declared per share	$0.25		$0.20

Domino’s Pizza: Q1 2014 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	March 23, 2014	December 29, 2013
Assets
Current assets:
Cash and cash equivalents	$38,376	$14,383
Restricted cash and cash equivalents	108,626	125,453
Accounts receivable	103,881	105,779
Inventories	33,578	30,321
Advertising fund assets, restricted	50,185	44,695
Other assets	19,234	30,909

Total current assets	353,880	351,540
Property, plant and equipment, net	95,717	97,584
Other assets	74,715	76,131

Total assets	$524,312	$525,255

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$24,155	$24,144
Accounts payable	73,183	83,408
Dividends payable	14,490	11,849
Advertising fund liabilities	50,185	44,695
Other accrued liabilities	78,391	90,515

Total current liabilities	240,404	254,611
Long-term liabilities:
Long-term debt, less current portion	1,506,256	1,512,299
Other accrued liabilities	46,608	48,547

Total long-term liabilities	1,552,864	1,560,846
Total stockholders’ deficit	(1,268,956)	(1,290,202)

Total liabilities and stockholders’ deficit	$524,312	$525,255

Domino’s Pizza: Q1 2014 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Quarter Ended
(In thousands)	March 23, 2014	March 24, 2013
Cash flows from operating activities:
Net income	$40,474	$34,420
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	6,421	5,631
Gains on sale/disposal of assets	(1,556)	(88)
Amortization of deferred financing costs	1,390	1,431
Provision for deferred income taxes	700	4,568
Non-cash compensation expense	4,455	5,616
Tax impact from equity-based compensation	(7,834)	(2,574)
Other	45	(959)
Changes in operating assets and liabilities	(7,891)	(396)

Net cash provided by operating activities	36,204	47,649
Cash flows from investing activities:
Capital expenditures	(6,561)	(5,086)
Proceeds from sale of assets	3,906	1,228
Changes in restricted cash	16,827	(1,360)
Other	(279)	882

Net cash provided by (used in) investing activities	13,893	(4,336)
Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(6,032)	(6,170)
Proceeds from exercise of stock options	2,458	1,528
Tax impact from equity-based compensation	7,834	2,574
Purchases of common stock	(15,131)	(18,019)
Tax payments for restricted stock upon vesting	(4,308)	(2,656)
Payments of common stock dividends and equivalents	(11,053)	(327)

Net cash used in financing activities	(26,232)	(23,070)
Effect of exchange rate changes on cash and cash equivalents	128	25

Change in cash and cash equivalents	23,993	20,268
Cash and cash equivalents, at beginning of period	14,383	54,813

Cash and cash equivalents, at end of period	$38,376	$75,081

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